Exhibit 10.7

AGREEMENT CONCERNING SUBLEASE

ProQR Therapeutics B.V. (PROQR) is a biotech startup with the need for business premises and laboratory facilities. PROQR wishes to sublease the business premises with access to laboratory facilities of MicroSafe Laboratories until 31 December 2013, with an option for 2014.

MicroSafe Laboratories (MICROSAFE), an establishment belonging to Proxy Laboratories B.V., is a contract laboratory that provides biosafety services to the (bio)pharmaceutical industry. Microsafe will need the full space in the long term and in the intervening period MICROSAFE wishes to sublease to ProQR Therapeutics B.V. part of the business premises with laboratory facilities at Darwinweg 24.

In view of the above, both parties agree as follows:

1.	As of 1 April, PROQR will sublease from MICROSAFE the part of the business premises at Darwinweg 24 that is highlighted in the appendix, i.e. laboratory space of 81m2 and office space of 50m2, for a rent of €100 per m2 per month for laboratory space, which will amount in total of €8,100 per month, and €33.33 per m2 per month for office space, which will amount in total to €1,500 per month. The total amount in rent amounts to €9,600 per month.

2.	A PROQR technician will complete a training program that will be supervised by an experienced PROQR employee (to be assessed by the QA manager of MICROSAFE) and which will involve 28-40 hours of training supervision. The assessment of whether or not an employee of PROQR has been sufficiently trained will be made by a MICROSAFE employee and can be made per component.

3.	When using the services a MICROSAFE technician or scientist, an hourly rate of €80 will be charged.

4.	When using the services of a MICROSAFE administrative employee, an hourly rate of €40 will be charged.

5.	The use of general spaces (entrance, lift, hall, toilets, meeting room, kitchen) is included in the rent/fee.

6.	Service costs and electricity are included in the rent/fee.

7.	The rent also includes the modification of the office space, namely the removal of the partition wall and putting it back later if necessary.

8.	The price for the laboratory includes:

a.	Use of consumables (glassware, pipette tips, Eppendorf tubes, tubes, cryovials, reagents etc.)

b.	Use of existing MICROSAFE equipment in room 15 (FluoDia, fridge, -20 freezer, 15 Eppendorf racks, 7 racks for 50ml tubes, 3 racks for 15ml tubes, Q-PCR (also available for MICROSAFE as backup), Eppendorf tube thermoblock, water bath, 1 cooled centrifuge for Eppendorf tubes, tubes and plates, 4 safety cabinets (2 are already present. The timing of the two other ones is dependent of the developments at Proxy, but these safety cabinets will be delivered, in any case, no later than 1 June 2013 by MICROSAFE in room 15), DNA, gel equipment + photo machine, nanodrop, protein gel equipment, 1jj(pipette sets (220, 200, 1000), 3 P10 pipettes, 2 multichannel pipettes of 300), microscope, plate shaker, vacuum pump, 2 storage cabinets)

c.	If necessary overflow to room 11 and, where necessary, in consultation and according to availability use of other lab spaces of MICROSAFE.

d.	Use of equipment in other rooms of MICROSAFE including 3 towers in the -80 freezer, liquid nitrogen container, PCR machine, fluorescent microscope, scales, autoclave.

e.	In addition to the equipment described under 8b and 8d, the existing equipment of MICROSAFE may be sued by ProQR within reason. Specific equipment will not be purchased for ProQR, but MICROSAFE will do its best the make the existing equipment available. Please also see the enclosed appendix.

9.	The price for the office space includes: 1 Cisco VoIP telephone, desk and desk chair per employee (as long as the existing stock lasts) and an Internet connection.

10.	10. Parking spaces are included in the rent, as long as there is sufficient capacity. If additional parking spaces have to be rented by MICROSAFE for PROQR, €1,000 will be charged for this per year.

11.	The amounts stated are excluding VAT and are indexed as of 1 January every year.

12.	The monthly amount of €9,600 will be paid to MICROSAFE no later than 30 days after receipt of the invoice via account number 40.799.80.830, VAT number NL 8095 47 508 BOL.

13.	The sublease extends 31 December 2013 at the latest. ProQR can terminate the sublease early with a notice period of 1 full calendar month for the office space and 3 full calendar months for the laboratory space.

Notice of termination must be given in writing to all parties involved. ProQR has a unilateral option to extend the contract to 31 December 2014 under the same conditions.

ProQR must behave as a good lessee. Damage incurred other than standard normal use of the rented spaces will be charged in full.

MICROSAFE will organize the cleaning of the rented spaces.

A key card for access to the building and spaces will be made available during the lease period for every employee of ProQR. In the event of loss of a key card, €25 will be charged. Every ProQR employee will also receive a personal and non-transferable code for the alarm system.

A key card for access to the building and spaces will be made available during the lease period for every employee of ProQR. In the event of loss of a key card, €25 will be charged. Every ProQR employee will also receive a personal and non-transferable code for the alarm system.

Security services provided by Trigion and Huschka in accordance with the current contract are included in the rent. Costs for intervention will be charged in full.

Laboratory materials that are specially purchased by MICROSAFE at the request of ProQR will be charge including a handling fee on the basis of actual costs of €40 per hours.

FOR AGREEMENT:

ProQR Therapeutics B.V.		MicroSafe Laboratories

/s/ Daniel de Boer		/s/ R.E. Santing

Date:	April 1, 2013	Leiden
Place:	Leiden	R.E. Santing
Name:	Daniel de Boer	CEO
Position:	CEO	Sinensis Life Sciences

Leiden, 30 September 2013

Nigel Stapleton

Ruud Santing

MicroSafe Laboratories

Bio Science Park

Darwinweg 24

2333 CR LEIDEN

The Netherlands

Subject:	Extending the agreement concerning the sublease of 1 April 2013 between MicroSafe Laboratories and ProQr Therapeutics B.V.

Dear Mr. Stapleton and Mr. Santing,

With reference to Article 13 of the above-mentioned agreement, I would like to inform you that ProQr Therapeutics B.V. would like to hereby make use of the option to “unilaterally extend the contract to 31 December 2014 under the same conditions”.

I trust that I have provided you with sufficient information and look forward to the cooperation.

Yours sincerely,

/s/ Rene Beukema

Mr. Rene Beukema

General Counsel & Corporate Secretary